Exhibit 99.1

Game Trading Technologies, Inc. Receives Gross Proceeds
of $1,775,000 from Exercise of Unit Purchase Options

Hunt Valley, MD – April 28, 2010 – Game Trading Technologies, Inc. (OTC BB: GMTD, the “Company”), a leading game trading services provider focused on technology, supply and services in the fast growing, pre-owned video game market, announced today that it has received gross proceeds of $1,775,000 from the exercise of a unit purchase option that was issued to certain institutional and accredited investors in connection with its February 2010 financing.  The funds will be directed to the continued development of the Company’s business plan and general working capital purposes.

The securities issued to the investors have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

About Game Trading Technologies, Inc.

Founded in 2003 and headquartered in Hunt Valley, MD, Game Trading Technologies, Inc. is a leading video game trading services provider focused on valuation, procurement, refurbishment, and redistribution of pre-owned video games.  Game Trading Technologies, Inc. currently offers unique services, supported by innovative technologies to an array of national firms, allowing them to better serve customers who want to trade their games for store credit or purchase pre-owned games.  The foundation of most of these relationships is Game Trading Technologies, Inc.’s proprietary game trading database, which updates values on more than 10,000 video games and consoles on a daily basis according to market conditions.  Game Trading Technologies, Inc. shares are traded on the OTCBB under the symbol ‘GMTD’.  Additional information is available within Company’s website at www.gtti.com or by calling (877) 631-GAME (4263).

Forward Looking Statements

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Game Trading Technologies’ current expectations about its future results, performance, prospects and opportunities.  Game Trading Technologies has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Game Trading Technologies and are subject to a number of risks, uncertainties and other factors that could cause Game Trading Technologies’ actual results, performance, prospects or opportunities during the remainder of 2010 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Game Trading Technologies’ current report on Form 8-K, which may be found at www.sec.gov or as may be described from time to time in Game Trading Technologies’ subsequent SEC filings.

For more information, contact:

Game Trading Technologies, Inc.
Investor Relations
Contact: Jody Janson
Tel: (877) 631-GAME (4263)
Email: jody@gtti.com